UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 27, 2026

Richtech Robotics Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-41866	88-2870106
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2975 Lincoln Rd

Las Vegas, NV 89115

(Address of Principal Executive Offices and Zip Code)

(866) 236-3835

Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock, par value $0.0001 per share	RR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

On January 27, 2026, Richtech Robotics Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor. Pursuant to the Purchase Agreement, the Company agreed to issue and sell to the investor, and the investor agreed to purchase from the Company, in a private placement (the “Private Placement”), 8,500,000 shares (the “Shares”) of the Company’s Class B common stock, par value $0.0001 per share (the “Common Stock”), at a purchase price of $4.55 per Share, for aggregate gross proceeds of $38,675,000, prior to deducting placement agent’s fees and other offering expenses payable by the Company. The Private Placement closed on January 29, 2026.

Pursuant to the Purchase Agreement, for a period commencing upon the signing of the Purchase Agreement, until 45 days after the effective date of the Registration Statement (as defined below), neither the Company nor any of its subsidiaries shall (i) issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Common Stock or common stock equivalents, or (ii) file any registration statement or any amendment or supplement thereto. The restrictions are subject to certain exceptions as described in the Purchase Agreement. Further, for a period of 15 months following the effective date of the Registration Statement (as defined below), the Company is also prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its subsidiaries of Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement) (or a combination of units thereof) involving a Variable Rate Transaction, as defined in the Purchase Agreement. The Purchase Agreement also contains customary representations and warranties and agreements and obligations, conditions to closing and termination provisions.

In connection with the Purchase Agreement, on January 27, 2026, the Company also entered into a registration rights agreement (the “Registration Rights Agreement”) with the investor. Pursuant to the Registration Rights Agreement, the Company will be required to file a resale registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) to register the Shares for resale. The Company agreed to file the Registration Statement by February 16, 2026, and to have such Registration Statement declared effective within 45 days after January 27, 2026, or 75 days after January 27, 2026, in the event of a “full review” by the SEC. The Company will be obligated to pay liquidated damages to the investors if the Company fails to file the Registration Statement when required or fails to cause the Registration Statement to be declared effective by the SEC when required.

The Shares were not registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and were offered pursuant to an exemption from the registration requirements of the Securities Act provided under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act.

The net proceeds to the Company from the Private Placement were approximately $36.2 million, after deducting placement agent fees and estimated offering expenses payable by the Company. The Company intends to use the net proceeds for working capital, general corporate purposes, including the further development of our product candidates, and the procurement of inventory, specifically for robotic hardware.

Rodman & Renshaw LLC (“Rodman”) acted as the Company’s exclusive placement agent in connection with the Private Placement. Pursuant to an engagement letter by and between the Company and Rodman, the Company paid Rodman an aggregate cash fee equal to 6.0% of the gross proceeds of the Private Placement and agreed to reimburse the Rodman for all reasonable out-of-pocket and non-accountable expenses of up to $100,000 in aggregate.

The foregoing descriptions of the Purchase Agreement and Registration Rights Agreement do not purport to be complete and are subject to, and qualified in their entirety by reference to the full text of such documents which are attached as exhibits to this Form 8-K, and are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02.

Item 8.01 Other Events

On January 28, 2026, the Company issued a press release to announce the pricing of the Private Placement described above in Item 1.01. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

On January 29, 2026, the Company issued a press release to announce the closing of the Private Placement described above in Item 1.01. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Form of Securities Purchase Agreement
10.2	Form of Registration Rights Agreement
99.1	Press Release from Richtech Robotics Inc., dated as of January 28, 2026.
99.2	Press Release from Richtech Robotics Inc., dated as of January 29, 2026.
104	Cover Page Interactive Data File (embedded within the inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICHTECH ROBOTICS INC.

Date: January 30, 2026	By:	/s/ Zhenwu (Wayne) Huang
	Name:	Zhenwu (Wayne) Huang
	Title:	Chief Executive Officer

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